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                            March 22, 2021

       David E. Phillips
       Senior Vice President and General Counsel
       Goodyear Tire & Rubber Co /OH/
       200 Innovation Way
       Akron, Ohio 44316

                                                        Re: Goodyear Tire &
Rubber Co /OH/
                                                            Registration
Statement on Form S-4
                                                            Filed March 19,
2021
                                                            File No. 333-254482

       Dear Mr. Phillips:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sergio
Chinos, Staff Attorney, at (202) 551-7844 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing
       cc:                                              Scott A. Barshay